The Putnam Fund for Growth and Income, October 31, 2014, annual report

Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      Votes for 		Votes withheld

Liaquat Ahamed 			183,435,641 	8,077,386
Ravi Akhoury 			183,530,114 	7,982,912
Barbara M. Baumann 		184,537,016 	6,976,011
Jameson A. Baxter 		184,322,899 	7,190,128
Charles B. Curtis 		184,107,296 	7,405,731
Robert J. Darretta 		184,395,029 	7,117,998
Katinka Domotorffy 		184,073,343 	7,439,684
John A. Hill 			184,250,859 	7,262,168
Paul L. Joskow 			184,419,386 	7,093,641
Kenneth R. Leibler 		184,506,264 	7,006,763
Robert E. Patterson 		184,382,425 	7,130,602
George Putnam, III 		184,295,515 	7,217,512
Robert L. Reynolds 		184,416,500 	7,096,527
W. Thomas Stephens 		183,993,327 	7,519,700

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes					Broker
for			against		Abstentions	non votes

143,037,390 	5,377,184 		9,205,408 		33,893,045

A proposal to adopt an Amended and Restated Declaration of Trust was approved, as follows:


Votes		Votes					Broker
for			against		Abstentions	non votes


142,313,123 	5,374,011 		9,932,847 		33,893,045

All tabulations are rounded to the nearest whole number.